Statement of Additional Information

                       ING SIMPLICITY VARIABLE ANNUITY-NY

                         DEFERRED COMBINATION VARIABLE
                          AND FIXED ANNUITY CONTRACT

                                  ISSUED BY
                            SEPARATE ACCOUNT NY-B

                                     OF

                 RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

This Statement of Additional Information is not a Prospectus. The information contained herein should be read in conjunction with the prospectus for the ReliaStar Life Insurance Company of New York deferred combination variable and fixed annuity contract which is referred to herein.

The prospectus sets forth information that a prospective investor ought to know before investing. For a copy of the prospectus, send a written request to ReliaStar Life Insurance Company of New York, customer service center, P.O. Box 9271, Des Moines, Iowa 50306-1593 or telephone 1-800-366-0066.

                               DATE OF PROSPECTUS

                                     AND

                      STATEMENT OF ADDITIONAL INFORMATION:

                               December 28, 2005

                              TABLE OF CONTENTS

   ITEM                                                                    PAGE

Introduction.................................................................1
Description of ReliaStar Life Insurance Company of New York..................1
Safekeeping of Assets........................................................1
The Administrator............................................................1
Independent Registered Public Accounting Firm................................1
Distribution of Contracts....................................................1
IRA Partial Withdrawal Option................................................3
Other Information............................................................3
Financial Statements of ReliaStar Life Insurance Company of New York.........4
Financial Statements of Separate Account NY-B................................4

INTRODUCTION
This Statement of Additional Information provides background information regarding Separate Account NY-B.

DESCRIPTION OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
ReliaStar of New York ("ReliaStar of NY") is a New York stock life insurance company originally incorporated on June 11, 1917 under the name, The Morris Plan Insurance Society. ReliaStar of NY is authorized to transact business in all states, the District of Columbia, the Dominican Republic and the Cayman Islands and is principally engaged in the business of providing individual life insurance and annuities, employee benefit products and services, retirement plans, and life and health insurance. Until October 1, 2003, ReliaStar of NY was a wholly-owned subsidiary of Security-Connecticut Life Insurance Company ("Security-Connecticut"). Effective October 1, 2003, Security-Connecticut merged with and into its parent, ReliaStar Life Insurance Company ("ReliaStar"). ReliaStar is an indirect wholly-owned subsidiary of ING Groep, N.V. ("ING"), a global financial services holding company based in The Netherlands. ReliaStar of NY's financial statements appear in the Statement of Additional Information.

ING also owns Directed Services, Inc. the investment manager of ING Investors Trust and the distributor of the Contracts, and other interests. ING also owns ING Investments, LLC and ING Investment Management, LLC, portfolio managers of ING Investors Trust and the investment managers of the ING Variable Insurance Trust and the ING Variable Products Trust, respectively. Our principle office is located at 1000 Woodbury Road, Suite 208, Woodbury, New York 11797.

SAFEKEEPING OF ASSETS
ReliaStar of NY acts as its own custodian for Separate Account NY-B.

THE ADMINISTRATOR
On November 8, 1996, First Golden American Life Insurance Company of New York ("First Golden") and ING USA Annuity and Life Insurance Company ("ING USA") entered into an administrative service agreement pursuant to which ING USA agreed to provide certain accounting, actuarial, tax, underwriting, sales, management and other services to First Golden. Beginning on April 1, 2002, the effective date of the merger of First Golden into ReliaStar of NY ("merger date"), the expenses incurred by ING USA in relation to this service agreement will be reimbursed by ReliaStar of NY on an allocated cost basis. As of the merger date, ReliaStar of NY will be obligated to reimburse these expenses. For the years ended December 31, 2004, 2003 and 2002, ReliaStar of NY incurred expenses of $0, $0, and $0, respectively, under the agreement with ING USA.

Also on November 8, 1996, First Golden, ING USA and Directed Services, Inc. ("DSI") entered into a service agreement pursuant to which First Golden and ING USA agreed to provide DSI certain of its personnel to perform management, administrative and clerical services and the use of certain of its facilities. As of the merger date, ReliaStar of NY will provide its personnel to provide such services. ReliaStar of NY expects to charge DSI for such expenses and all other general and administrative costs, first on the basis of direct charges when identifiable, and second allocated based on the estimated amount of time spent by ReliaStar of NY's employees on behalf of DSI. For the year ended December 31, 2004, there were no charges to ING USA and DSI for these services.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP, Suite 2800, 600 Peachtree Street, Atlanta GA 30308, an Independent Registered Public Accounting Firm, perform annual audits of ReliaStar of NY and Separate Account NY-B.

DISTRIBUTION OF CONTRACTS
The offering of contracts under the prospectus associated with this Statement of Additional Information is continuous. Directed Services, Inc. ("DSI"), an affiliate of ReliaStar of NY, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) of the variable insurance products (the "variable insurance products") issued by ReliaStar of NY. The contracts are distributed through registered representatives of other broker-dealers who have entered into selling agreements with DSI. For the years ended 2004, 2003 and 2002 commissions paid by ING USA, including amounts paid by its affiliated Company, ReliaStar Life Insurance Company of New York, to DSI aggregated $2,244,000, $1,328,000, and $64,000, respectively. As of the merger date, ReliaStar of NY became the depositor for these variable insurance products. All commissions received by the distributor were passed through to the broker-dealers who sold the contracts. DSI is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380-1478.

PUBLISHED RATINGS
From time to time, the rating of ReliaStar of NY as an insurance company by A.M. Best Company may be referred to in advertisements or in reports to contract owners. Each year A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. Best's ratings range from A++ to F. An A++ and a A+ rating means, in the opinion of A.M. Best, that the insurer has demonstrated the strongest ability to meet its respective policyholder and other contractual obligations.

ACCUMULATION UNIT VALUE
The calculation of the Accumulation Unit Value ("AUV") is discussed in the prospectus for the Contracts under "Performance Information." Note that in your Contract, contract value is referred to as accumulation value. The following illustrations show a calculation of a new AUV and the purchase of Units (using hypothetical examples). Note that the examples below are calculated for a Contract issued with the Annual Ratchet Death Benefit Option, the death benefit option with the highest mortality and expense risk charge. The mortality and expense risk charge associated with the Standard Death Benefit Option is lower than that used in the examples and would result in higher AUV's or contract values.

ILLUSTRATION OF CALCULATION OF AUV
         EXAMPLE 1.

1.   AUV, beginning of period                                       $10.00000000
2.   Value of securities, beginning of period                       $10.00000000
3.   Change in value of securities                                    0.10000000
4.   Gross investment return (3) divided by (2)                       0.01000000
5.   Less daily mortality and expense charge                          0.00003446
6.   Less asset based administrative charge                           0.00000411
7.   Net investment return (4) minus (5) minus (6)                    0.00996163
8.   Net investment factor (1.000000) plus (7)                        1.00996163
9.   AUV, end of period (1) multiplied by (8)                       $10.09961430


ILLUSTRATION OF PURCHASE OF UNITS (ASSUMING NO STATE PREMIUM TAX)
         EXAMPLE 2.

1.   Initial Premium Payment                                             $1,000
2.   AUV on effective date of purchase (see Example 1)             $10.00000000
3.   Number of Units purchased [(1) divided by (2)]                100.00000000
4.   AUV for valuation date following purchase (see Example 1)     $10.09961430
5.   Contract Value in account for valuation date following
     purchase [(3) multiplied by (4)]                                 $1,009.96

IRA PARTIAL WITHDRAWAL OPTION
If the contract owner has an IRA contract and will attain age 70 1/2 in the current calendar year, distributions will be made in accordance with the requirements of Federal tax law. This option is available to assure that the required minimum distributions from qualified plans under the Internal Revenue Code (the "Code") are made. Under the Code, distributions must begin no later than April 1st of the calendar year following the calendar year in which the contract owner attains age 70 1/2. If the required minimum distribution is not withdrawn, there may be a penalty tax in an amount equal to 50% of the difference between the amount required to be withdrawn and the amount actually withdrawn. Even if the IRA Partial Withdrawal Option is not elected, distributions must nonetheless be made in accordance with the requirements of Federal tax law.

ReliaStar of NY notifies the contract owner of these regulations with a letter mailed on January 1st of the calendar year in which the contract owner reaches age 70 1/2 which explains the IRA Partial Withdrawal Option and supplies an election form. If electing this option, the owner specifies whether the withdrawal amount will be based on a life expectancy calculated on a single life basis (contract owner's life only) or, if the contract owner is married, on a joint life basis (contract owner's and spouse's lives combined). The contract owner selects the payment mode on a monthly, quarterly or annual basis. If the payment mode selected on the election form is more frequent than annually, the payments in the first calendar year in which the option is in effect will be based on the amount of payment modes remaining when ReliaStar of NY receives the completed election form.

ReliaStar of NY calculates the IRA Partial Withdrawal amount each year based on the minimum distribution rules. We do this by dividing the contract value by the life expectancy. In the first year withdrawals begin, we use the contract value as of the date of the first payment. Thereafter, we use the contract value on December 31st of each year. The life expectancy is recalculated each year. Certain minimum distribution rules govern payouts if the designated beneficiary is other than the contract owner's spouse and the beneficiary is more than ten years younger than the contract owner.

OTHER INFORMATION
Registration statements have been filed with the SEC under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this Statement of Additional Information. Not all of the information set forth in the registration statements, amendments and exhibits thereto has been included in this Statement of Additional Information. Statements contained in this Statement of Additional Information concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

FINANCIAL STATEMENTS OF RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK
The audited Financial Statements of ReliaStar Life Insurance Company of New York are listed below and are included in this Statement of Additional Information:

Report of Independent Registered Public Accounting Firm
  Audited Financial Statements of ReliaStar Life Insurance Company of New York
   Income Statements for the years ended December 31, 2004, 2003, and 2002 Balance Sheets as of December 31, 2004, 2003 and 2002
   Statements of Changes in Shareholder's Equity for the years ended
    December 31, 2004, 2003 and 2002
   Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002 Notes to Financial Statements

The audited Financial Statements of ReliaStar Life Insurance Company of New York Separate Account NY - B are listed below and are included in this Statement of Additional Information:

Report of Independent Registered Public Accounting Firm
  Audited Financial Statements
   Statement of Assets and Liabilities as of December 31, 2004
   Statement of Operations for the year ended December 31, 2004
   Statements of Changes in Net Assets for the years ended December 31, 2004 and 2003
   Notes to Financial Statements